Filed pursuant to Rule 433
March 13, 2006

Relating to
Amendment No. 1 to Pricing Supplement No. 28 dated March 2, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Pricing Sheet – March 13, 2006

Senior Floating Rate Notes Due 2016
Inflation Linked Notes

Issue Price:	100%

Original Issue Date (Settlement):	March 15, 2006

Aggregate Principal Amount:	$12,735,000 (increased from $10,000,000)

Maturity:	March 1, 2016

Interest Rate:	5.75%, from and including the original issue date to but excluding April 1, 2006, the initial interest reset date (calculated on an actual/actual day count basis). Thereafter as described under “Interest Rate” in Pricing Supplement No. 28 to Registration Statement No. 333-131266, dated March 2, 2006.

Spread:	2.20%

Interest Accrual Date:	March 15, 2006

Interest Payment Dates:	Monthly, beginning April 1, 2006

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61745ETS0

Issuer Ratings:	Aa3 / A+

Agent:	Morgan Stanley & Co. Incorporated

Underwriter’s Discounts and Commissions:	1.5%

Proceeds to Company:	98.5%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 28, dated March 2, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006